EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Timberline Resources Announces 2012 Financial Results

Coeur d’Alene, Idaho – December 14, 2012 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced consolidated financial results for its fourth fiscal quarter and its fiscal year ended September 30, 2012.

The Company’s consolidated net loss of $2.33 million for the fourth quarter and $5.05 million for the fiscal year includes exploration expenditures of $2.28 million and $4.95 million, respectively.  The Company’s consolidated results include income from discontinued operations related to its former subsidiary, Timberline Drilling, which was sold in November 2011.

The Butte Highlands Gold Project, where the Company recently received a draft hard rock operating permit and a positive compliance determination, is completely funded by its JV partner.  Timberline’s exploration was focused on the Lookout Mountain project in Nevada where expenditures increased slightly in 2012 as the Company advanced toward a production decision.

A summary of selected financial results is presented in the following table:

($US 000’s, except earnings per share)	3 Months Ending September 30		Year Ending September 30
	2012	2011	2012	2011
Loss from continuing operations	$(2,639)	$(2,134)	$(7,172)	$(6,836)
Income from discontinued operations	-	1,994	2,122	4,506
Consolidated net loss	(2,639)	(140)	(5,050)	(2,330)
Consolidated net loss per share, basic and diluted	(0.04)	nil	(0.08)	(0.04)
Mineral exploration expenses	2,283	1,576	4,948	4,368
Working capital	2,135	256	2,135	256

Timberline’s President and CEO, Paul Dircksen, commented, “During 2012 we increased our gold resource at Lookout Mountain, and we continue to advance metallurgical, engineering, and environmental studies as part of the permitting process.  Our primary focus is the exploration and development of projects within our South Eureka property, particularly now that the hard rock operating permit approval process for Butte Highlands has reached a significant milestone with the issuance of the draft permit.  We expect to generate an updated and upgraded resource estimate and a Preliminary Economic Assessment (“PEA”) for Lookout Mountain early in 2013 leading to a formal production decision.”

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana where gold production is targeted to commence in mid-2013. Timberline’s exploration is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere. Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing and results of the Company’s continued exploration and drill program at South Eureka and Lookout Mountain, the timing of assay results from such drilling program being released, the Company’s ability to expand and upgrade the South Eureka resource, the timing or results of the Company’s drill programs at Butte Highlands, including the timing of obtaining necessary permits, the development and production of the Company’s Butte Highlands project and projects on its South Eureka property, the potential life of the mine at the Butte Highlands project, the targeted production date for the Butte Highlands project, targeted date for production at South Eureka, the potential for a heap-leach mine at South Eureka, targeted dates for the South Eureka technical report and economic scoping study, and possible growth of the Company and the Company’s expected operations, including potential development of an open pit extraction and run-of-mine heap leach processing and operation at South Eureka. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, whether or not the Company completes the purchase of the Butte Highlands JV, LLC membership interests, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2012.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO
Phone: 208.664.4859

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